NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

OMAHA, NE – May 13, 2009 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the quarter ended March 31, 2009. Green Plains reported revenues of $221.1 million and a net loss of $9.3 million, or $0.38 per share, for the quarter. The first quarter 2009 results were impacted by:

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A one-time charge of approximately $4.6 million related to the termination of certain legacy agreements with outside marketers to sell Green Plains’ ethanol production.

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Decreased revenues and increased expenses related to an accelerated plant shutdown for repairs at the Bluffton, IN facility and operational issues at the Superior, IA facility, collectively affecting operating income by approximately $4.0 million.

As previously disclosed, Green Plains terminated certain legacy agreements in January and February of this year to allow the Company to market all of its own ethanol production through Green Plains Trade Group. It is anticipated that these terminations will provide several long-term benefits, including mitigation of the risks of counterparty concentration; more efficient price risk management and acceleration of cash flow from ethanol sales. In addition, Green Plains expects savings in marketing fees and lower leased railcar costs totaling $4.8 million per year for each of the next three years.

“I am pleased with the effort we made in a tough first quarter, but I am unhappy with the results,” said Todd Becker, President and Chief Executive Officer. “Our quarterly results were negatively impacted by three one-time events, which eliminated profit margins we worked hard to achieve. The termination of the third-party ethanol sales agreements will provide on-going benefits through reduced costs and counterparty exposure. We believe that controlling the marketing and distribution of the ethanol we produce will provide long-term benefits that far outweigh the expense incurred in the first quarter.”

Operating income was negatively impacted by approximately $4.0 million for the quarter: $2.5 million and $1.5 million for Bluffton repairs and Superior operational issues, respectively. During March, a scheduled maintenance shutdown was accelerated at the Bluffton facility to address needed repairs and make long-term improvements to the distillation process. The Superior plant encountered several technology and design issues that limited the plant’s performance and reliability, specifically equipment failures related to production of dried distillers grains (“DDG”). As a result, Superior produced more wet distillers grains which have lower market values than DDG.

“The operational challenges we encountered at two of our plants during the quarter, while disappointing, often are a part of plant start-up.  Both plants commenced operations during the last half of 2008, and are now back on-line and producing ethanol and distillers grains at capacity. We believe these equipment issues are non-recurring,” Becker commented.

Cash flow, as measured by earnings before interest, income taxes, depreciation and amortization (“EBITDA”), was a negative $0.6 million for the quarter ended March 31, 2009. Green Plains had $53.5 million in cash and equivalents and $18.2 million available under committed loan agreements at March 31, 2009.

 “We were disappointed with the first quarter’s results as our risk managers, marketers and traders worked very hard to lock in favorable EBITDA margins in a challenging environment. In fact, the industry experienced one of the worst margin environments we have seen for a long time. However, the commodity prices we realized would have generated a positive EBITDA margin across all of our plants,” continued Becker. “We are optimistic as we have seen a general improvement in margins during the second quarter and our plants are running well after the upgrades and repairs that were made.”

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Conference Call

On May 14, 2009, Green Plains will hold a conference call for analysts, investors or other interested parties to discuss the first quarter 2009 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, and Jerry Peters, Chief Financial Officer. The time of the call is 11:00 a.m. EDT / 10:00 am CDT. To participate by telephone, the domestic dial-in number is 877-407-8033 and the international dial-in number is 201-689-8033. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. The conference call will be webcast and accessible at www.gpreinc.com. The conference call will also be archived and available for replay through May 28, 2009.

2009 First Quarter Consolidated Financial Results

In the fourth quarter of 2008, Green Plains completed a merger with VBV LLC and its subsidiaries (“VBV”). The VBV merger was accounted for as a reverse merger, with Green Plains treated as the acquired company and VBV as the acquiring company. Consequently, 2008 financial results exclude the operations of Green Plains prior to October 15, 2008, the date of the merger. Prior to the merger, VBV was a development stage company, generating no comparable revenues and expenses in the first quarter of 2008. The following are consolidated statements of operations (in thousands, except per share amounts):

	Three Months Ended March 31,
	2009	2008

Revenues
Ethanol	$161,854	$-
Grain	17,318	-
Agronomy products	4,462	-
Distillers grains	34,880	-
Other	2,568	-
Total revenues	221,082	-
Cost of goods sold	219,203	-
Gross profit	1,879	-
Operating expenses	9,059	1,953
Operating income (loss)	(7,180)	(1,953)

Other income (expense)
Interest income	74	-
Interest expense, net of
amounts capitalized	(2,514)	(58)
Other, net	334	(6)
Total other income (expense)	(2,106)	(64)

Income (loss) before income taxes
and minority interests	(9,286)	(2,017)
Income tax provision (benefit)	-	-
Net loss	(9,286)	(2,017)
Net (income) loss attributable to
noncontrolling interests	(55)	230

Net loss attributable to Green Plains	$(9,341)	$(1,787)

Earnings (loss) per share - basic and diluted:	$(0.38)	$(0.24)

Weighted average shares outstanding:
Basic and diluted	24,865	7,498

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Operating Segment Information

Green Plains’ businesses are depicted and divided into three operating segments, as follows: (1) production of ethanol and related by-products (collectively referred to as “Ethanol Production”); (2), grain warehousing and marketing, as well as sales and related services of seed, feed, fertilizer, chemicals and petroleum products (collectively referred to as “Agribusiness”); and (3) marketing and distribution of Company-produced and third-party ethanol and distillers grains (collectively  referred to as “Marketing and Distribution”).

The chart below shows revenues, gross profit and operating income by segment for the quarters ended March 31, 2009, March 31, 2008 and December 31, 2008 (in thousands):

	Three Months Ended March 31,		Three Months Ended
	2009	2008	December 31, 2008

Revenues
Ethanol Production	$137,503	$-	$134,782
Agribusiness	46,210	-	68,785
Marketing and Distribution	178,353	-	71,388
Intersegment eliminations	(140,984)	-	(88,086)
Total revenues	$221,082	$-	$186,869

Gross profit (loss)
Ethanol Production	$(2,761)	$-	$2,706
Agribusiness	2,746	-	8,546
Marketing and Distribution	1,843	-	-
Intersegment eliminations	51	-	(97)
Total gross profit (loss)	$1,879	$-	$11,155

Operating income (loss)
Ethanol Production	$(7,432)	$(1,953)	$(3,080)
Agribusiness	(574)	-	4,422
Marketing and Distribution	775	-	(365)
Intersegment eliminations	51	-	(97)
Total operating income (loss)	$(7,180)	$(1,953)	$880

Intersegment revenues and related costs of goods sold were eliminated in consolidation (see intersegment eliminations above).

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Ethanol Production Segment

	Three Months ended March 31,		Three Months Ended
	2009	2008	December 31, 2008

Operating and Other Data

Ethanol sold	73,171	-	61,547
(thousands of gallons)

Distillers grains sold	210,946	-	173,956
(equivalent dried tons)

Average net price of ethanol sold	$1.52	$-	$1.73
($ per gallon)

Average corn cost	$3.93	$-	$4.33
($ per bushel)

Average net price for distillers grains
($ per equivalent dried ton)	$125	$-	$125

The Ethanol Production segment had revenues of $137.5 million for the quarter ended March 31, 2009, compared to $134.8 million for the quarter ended December 31, 2008, an increase of $2.7 million or 2%. The segment sold 73.2 million gallons for the quarter ended March 31, 2009, an increase of 11.6 million gallons over the quarter ended December 31, 2008. For the quarter ended March 31, 2009, the average net price of ethanol sold was $1.52 per gallon, as compared to $1.73 average net price per gallon of ethanol sold in the quarter ended December 31, 2008. In addition, during the period, the segment recognized $26.4 million from sales of distillers grains, compared to $21.8 million for the quarter ended December 31, 2008.

Cost of goods sold within the Ethanol Production segment during the quarter ended March 31, 2009 was $140.3 million, resulting in a gross loss of $2.8 million. Contract termination charges of $4.6 million were included in cost of goods sold during the quarter. Green Plains’ average net corn cost during this period was $3.93 per bushel, compared to $4.33 per bushel for the quarter ended December 31, 2008. The operating loss for the quarter ended March 31, 2009 was $7.4 million, compared to a loss of $3.1 million in the quarter ended December 31, 2008.

As of March 31, 2009, approximately 13% of Green Plains’ estimated corn usage for the next 12 months was subject to fixed-price contracts at a weighted average price of approximately $3.97 per bushel. This included inventory on hand and fixed-price future-delivery contracts for approximately 10.4 million bushels.

As of March 31, 2009, approximately 12% of Green Plains’ forecasted ethanol production during the next 12 months has been sold under fixed-price contracts at a weighted average price of approximately $1.59 per gallon.

As of March 31, 2009, approximately 20% of Green Plains’ forecasted distillers grain production for the next 12 months was subject to fixed-price contracts at a weighted average price of approximately $118 per equivalent dried ton.

Agribusiness Segment

The Agribusiness segment generated revenues of $46.2 million for the quarter ended March 31, 2009, compared to $68.8 million for the quarter ended December 31, 2008, a decrease of $22.6 million or 32.8%. The Agribusiness segment sold 6.2 million bushels of grain during the period. Cost of goods sold within the Agribusiness segment during the period was $43.5 million. The operating loss for agribusiness was $0.6 million for the first quarter of 2009 compared to operating income of $4.4 million for the quarter ended December 31, 2008.

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Quarterly performance fluctuates seasonally within the Agribusiness segment, with the second and fourth quarters generally stronger than the first and third quarters of the year. This fluctuation is due to the timing of the spring planting season, when farmers are purchasing seed, chemical, fertilizer and agronomy services, and the fall harvest season.

Marketing and Distribution Segment

The Marketing and Distribution segment reported revenues of $178.4 million for the quarter ended March 31, 2009, compared to $71.4 million for the quarter ended December 31, 2008, an increase of $107.0 million.  The segment sold 135.9 million gallons of ethanol, including 73.2 million gallons produced by Green Plains. Green Plains Trade Group, a wholly-owned subsidiary of the Company, now markets the ethanol produced at all four of our plants. Green Plains Trade Group also provides marketing services to three third-party ethanol producers with expected operating capacity of over 305 million gallons per year.

The first quarter of 2009 also includes the financial results from Blendstar which was acquired early in the period. The Marketing and Distribution segment generated operating income of $0.8 million for the quarter ended March 31, 2009, compared to an operating loss of $0.4 million in the quarter ended December 31, 2008.

Cash Flow

Green Plains evaluates cash flow performance based on EBITDA. Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly titled measure of another company. The following chart sets forth the reconciliation of net income to EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2009	2008

Net income (loss)	$(9,341)	$(1,787)
Interest expense	2,514	58
Depreciation and amortization	6,169	6
Minority interest	55	(230)
Income taxes	-	-

EBITDA	$(603)	$(1,953)

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Summary Balance Sheets

The following are condensed consolidated balance sheets (in thousands):

	March 31,	December 31,
	2009	2008

ASSETS

Current assets	$166,417	$192,969
Property and equipment, net	498,479	495,772
Other assets	14,075	4,325
Total assets	$678,971	$693,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$93,504	$108,249
Long-term debt	301,397	299,011
Other liabilities	5,534	5,821
Total liabilities	400,435	413,081

Total stockholders' equity	278,536	279,985
Total liabilities and stockholders' equity	$678,971	$693,066

On March 31, 2009, Green Plains had $53.5 million in cash and equivalents and $18.2 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Green Plains had total assets of approximately $679 million and total stockholders’ equity of approximately $279 million. As of March 31, 2009, Green Plains had 24.9 million common shares outstanding.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc is based in Omaha, Nebraska.  Green Plains is a vertically-integrated, low-cost ethanol producer operating four ethanol plants in Iowa, Indiana and Tennessee with a combined expected operating capacity of 330 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service, with marketing capacity of 305 million gallons of ethanol per year. Green Plains owns 51% of Blendstar, LLC, a Houston-based biofuel terminal operator with 6 facilities in 5 states. Green Plains also operates grain storage facilities and complementary agronomy, feed, and fuel businesses. Green Plains has grain storage capacity of approximately 22 million bushels.

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Safe Harbor

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," “will,” "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy and/or regulation and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2008 and in the Company's subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:

Investor Contact:

Jim Stark, Vice President - Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

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